Exhibit 99.1

CyberOptics Reports Second Quarter Results

Minneapolis, MN—July 29, 2009—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the second quarter of 2009 ended June 30.

•	Consolidated sales totaled $5,179,000, compared to $4,362,000 in this year’s first quarter and $13,391,000 in the second quarter of 2008.

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CyberOptics’ net loss was $1,923,000 or $0.28 per diluted share, compared to $2,433,000 or $0.36 per diluted share in the first quarter and $269,000 or $0.03 per diluted share in the second quarter of 2008.

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CyberOptics ended the second quarter of 2009 with cash and marketable securities of $23,389,000, compared to $26,233,000 at the end of this year’s first quarter and $29,783,000 at the beginning of 2009. Cash reserves at the end of this year’s second quarter are ample for funding CyberOptics’ operations and ongoing R&D initiatives. CyberOptics’ cash burn is expected to moderate in this year’s third quarter.

Kathleen P. Iverson, president and chief executive officer, commented: “Our second quarter operating results were consistent with our previously-issued financial guidance for this period as we continued to be affected by weakness in the global electronics market. Second quarter sales benefited from customer acceptance and revenue recognition of a previously announced shipment of 17 automated optical inspection (AOI) systems. We also shipped our initial orders for our next-generation SE500 solder paste inspection system, the fastest and most accurate solder paste inspection system on the market today, and one of the few systems capable of inspecting the largest circuit boards now in use. Given its industry-leading inspection capabilities, we believe the SE500 will enable CyberOptics to gain a larger share of the global solder paste inspection market. During the second quarter, we also continued to benefit from improvements in our expense structure resulting from the transition of systems-related R&D and manufacturing to Singapore and cost reduction measures implemented over the past several quarters. In addition, we completed consolidating our Portland-based semiconductor manufacturing into our Minneapolis facility, a move that will further streamline our cost structure going forward.”

She continued: “We remain deeply saddened by the previously-reported death of Steven K. Case, CyberOptics’ founder and chairman. Steve’s enduring legacy included establishing a strong management team and an extremely innovative R&D staff that will keep CyberOptics on the leading edge of our markets. Supported by these capabilities, we are aggressively pursuing the promising opportunities Steve helped set in motion.”

Iverson added: “On a positive note, we recently signed an OEM development contract for an embedded sensor for the photovoltaic solar market. This contract marks our third significant win over the past year. The initial revenues from these contracts are expected next year.”

Positive Outlook

CyberOptics said it is seeing early signs of strengthening in the global electronics market. Manufacturers of SMT assembly equipment, who did not place sensor orders in this year’s first half, have notified the company they will resume ordering in the third quarter. In addition, demand for SE500 solder paste inspection and AOI systems is accelerating among Asian original design manufacturers, particularly those involved with producing SMT circuit boards for laptop computers. Reflecting these developments, CyberOptics ended the second quarter with an order backlog of $6.4 million, of which $4.0 million is scheduled for shipment or customer acceptance in the third quarter. This backlog is up 76% from the level at the end of this year’s first quarter.

As a result of these factors, CyberOptics is forecasting sales of $6.5 to $7.5 million and a net loss of $0.17 to $0.22 per diluted share for the quarter ending September 30, 2009. CyberOptics also remains optimistic about its longer-term prospects, given its ongoing focus on R&D, the revenue-generating potential of the new SE500 solder paste inspection system, the strategic repositioning in Asia and the recently signed OEM development contracts.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the impact of current economic conditions on the Company’s performance; the timing and magnitude of any potential recovery in financial performance resulting from the global economic downturn; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; unanticipated costs or delays associated with the transition of manufacturing for SMT Systems to Singapore; a change in our anticipated timing of Assembleon’s transition away from our alignment sensors, success of anticipated new OEM and end user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call can be heard through August 5, 2009 by dialing 303-590-3030 and providing the 4118679 conference ID.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$5,179	$13,391	$9,541	$27,198
Cost of revenue	3,581	7,469	6,565	14,837
Gross margin	1,598	5,922	2,976	12,361
Research and development expenses	1,730	2,560	3,807	5,172
Selling, general and administrative expenses	3,702	3,865	6,634	7,295
Restructuring and severance costs	90	185	395	378
Amortization of intangibles	46	45	91	90
Income (loss) from operations	(3,970)	(733)	(7,951)	(574)
Interest income and other	150	245	358	763
Income (loss) before income taxes	(3,820)	(488)	(7,593)	189
Provision (benefit) for income taxes	(1,897)	(219)	(3,237)	31
Net income (loss)	$(1,923)	$(269)	$(4,356)	$158
Net income (loss) per share - Basic	$(0.28)	$(0.03)	$(0.64)	$0.02
Net income (loss) per share - Diluted	$(0.28)	$(0.03)	$(0.64)	$0.02
Weighted average shares outstanding - Basic	6,781	8,283	6,776	8,433
Weighted average shares outstanding - Diluted	6,781	8,283	6,776	8,471

Condensed Consolidated Balance Sheets
			June30,2009 (Unaudited)	Dec.31,2008
Assets
Cash and cash equivalents			$1,719	$4,516
Marketable securities			14,219	10,433
Accounts receivable, net			4,793	6,951
Inventories			10,335	9,869
Other current assets			3,931	2,579
Deferred tax assets			2,894	2,604
Total current assets			37,891	36,952

Marketable securities			7,451	14,834
Intangible and other assets, net			1,463	1,525
Fixed assets, net			2,244	2,615
Other assets			188	189
Deferred tax assets			3,875	2,834
Total assets			$53,112	$58,949

Liabilities and Stockholders’ Equity
Accounts payable			$2,345	$2,753
Accrued expenses			3,394	3,738
Total current liabilities			5,739	6,491

Other liabilities			911	1,578
Total liabilities			6,650	8,069

Total stockholders’ equity			46,462	50,880
Total liabilities and stockholders’ equity			$53,112	$58,949

Backlog Schedule:
3rd Quarter 2009				$3,989
4th Quarter 2009 and thereafter				2,404
Total backlog				$6,393